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                                                                    EXHIBIT 99.1

CONTACT:
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Mr. Robert M. Doyle, Senior Vice President and
Chief Financial Officer (516) 484-2300
Coinmach Laundry Corporation

FOR IMMEDIATE RELEASE:
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                         COINMACH CORPORATION ANNOUNCES
                             SENIOR BANK FINANCING

NEW YORK, NEW YORK, January 9, 1997 - Coinmach Corporation, a wholly-owned subsidiary of Coinmach Laundry Corporation (NASDAQ: WDRY), has entered into a new senior financing arrangement with Bankers Trust Company, First Union National Bank of North Carolina, and Lehman Brothers, Inc., providing up to $200 million to support Coinmach's acquisition strategy. The senior financing consists of term loans of $130 million and a revolving credit facility of $70 million. The term loans provide the financing for Coinmach's acquisition of Kwik Wash Laundries, L.P., a leading provider of coin-operated laundry equipment services to multi-family properties in Texas, Louisiana, Arkansas and Oklahoma. The revolver will remain available for future growth.

Stephen R. Kerrigan, Chairman and CEO, said, "This new facility, arranged at attractive terms, will assist Coinmach in pursuing its stated goal of industry consolidation. The availability and pricing of this facility reflects Coinmach's performance as an industry consolidator over the past year as well as its successful public debt and equity offerings."

Coinmach Laundry Corporation is the nation's leading provider of coin-operated laundry equipment services for multi-family properties. Coinmach owns and operates approximately 325,000 coin-operated washers and dryers on routes in over 30,000 locations in 30 states and the District of Columbia. Coinmach is also a distributor of laundromat equipment and turnkey laundromats.

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